Execution Copy

Andersen Group Inc.
405 Park Avenue, Suite 1202
New York, NY 10022

  February 23, 2004

OAO Moskovskaya Telecommunikatsionnaya Corporatsiya
Ul. Neglinnaya, 17/2
Moscow, Russia 103051
Attention: General Director

            Re:   Stock Subscription Agreement between Andersen Group, Inc. and Moskovskaya Telekommunikatsionnaya Corporatsiya dated May 23, 2003 (hereinafter the "Agreement")

Gentlemen:

            This letter agreement (hereinafter this "Letter Agreement") is being delivered to you in connection with the transactions contemplated by the Agreement and amends the Agreement to the extent set forth below.  All capitalized terms herein that are not otherwise defined shall have the respective meanings set forth in the Agreement, which is incorporated herein by reference.

1.         The issuances of shares of CCTV common stock and related contributions that are set forth as items 2 and 3 of the time frame table that is Paragraph 2 of Annex III of the Agreement (hereinafter collectively referred to as the "Contribution and Issuance") shall not be a condition to the obligation to close as set forth in Sections 6(a)(xi) and 6(a)(xii) of the Agreement, and COMCOR shall not undertake the Contribution and Issuance as required under Section 5(b) of the Agreement.

2.         The figure "42,110" in Section 2(a) of the Agreement shall be replaced with the figure "39,989".

3.         The figure "4,220,879" in Section 2(b) of the Agreement shall be replaced with the figure "4,000,000".

4.         COMCOR and AGI agree that, as soon as reasonably practical after Closing, they shall formulate mutually agreeable and reasonably practical measures and undertake such measures at reasonably practical speed so that such measures will result in the elimination of a specified debt of CCTV to COMCOR (in the amount of 43,898,587 rubles) in exchange for 220,879 privately placed shares of AGI Common Stock.

5.         No later than March 31, 2004, COMCOR shall, or shall cause another company at COMCOR's direction to, subscribe for 650,000 newly issued shares of OAO Institute of Automated Systems (hereinafter "IAS") for a purchase price equivalent to approximately US$1,900,000 (hereinafter the "Share Purchase Obligation").

6.         Each of COMCOR and AGI agrees, on behalf of itself and its directors, officers, employees, affiliates, and companies at its direction to use its respective reasonable best efforts to cause the proceeds received by IAS in connection with the satisfaction of the Share Purchase Obligation to be used to repay and discharge all indebtedness of IAS to OAO International Bank of Trade and Labor, also known as MBTS Bank (hereinafter, the "IAS Debt Repayment").

7.         Immediately following its acquisition of the IAS shares as contemplated by Section 5 above, COMCOR shall, or shall cause another company at COMCOR's direction to, sell 282,722 IAS shares to CCTV for a purchase price to be mutually agreed. The parties hereto acknowledge that after giving effect to such sale CCTV will own approximately 43% of the issued and outstanding IAS shares, as calculated on a fully diluted basis. 8.         Paragraph 5 subpart (a) of Annex III of the Agreement shall be deleted in its entirety and replaced with the following: "US$861,856 (which reflects a US$138,144 credit for amounts paid by AGI in cash on behalf of CCTV within 20 days of signing this Agreement), to be delivered within 20 days of the Closing." 9.         (a) Paragraph 5 subpart (b) of Annex III of the Agreement shall be deleted in its entirety and replaced with the following: "US$1,500,000, to be delivered within 20 days of the closing of the AGI Rights Offering; and".

            (b) The date "August 31, 2004" set forth in Section 5(k) of the Agreement shall be replaced with "reasonably practical."

10.       The date "March 31, 2005" set forth in Paragraph 5 subpart (c) of Annex III of the Agreement shall be replaced with the date "July 31, 2005."

11.       The date "March 31, 2005" set forth in item 5 of the time frame table that is Paragraph 2 of Annex III of the Agreement shall be replaced with the date "July 31, 2005."

12.       (a) The date "April 1, 2005" set forth in Paragraph 5 of Annex III of the Agreement shall be replaced with "within twenty (20) days of the later to occur of (i) July 31, 2005, and (ii) the satisfactory completion of both the IAS Debt Repayment and the transaction contemplated by Paragraph 7 of this Letter Agreement."

            (b) The parties hereto acknowledge that AGI's obligation to deliver 477,994 shares of AGI Common Stock (or a pro rata share thereof) to COMCOR as contemplated by the second to last and last full paragraphs of Paragraph 5 of Annex III shall not be required to be performed until twenty (20) days after the later to occur of (a) August 1, 2005 and (b) satisfactory completion of both the IAS Debt Repayment and the transaction contemplated by Paragraph 7 of this Letter Agreement.

13.       COMCOR hereby agrees that it will purchase its pro rata share of the rights offered to the holders of AGI Common Stock in the AGI Rights Offering.  COMCOR agrees to execute and deliver all customary agreements and documents necessary to consummate the obligations set forth in this Paragraph 13.

Except as modified herein, the Agreement shall remain in full force and effect in all other respects.  Any disputes arising from or in connection with this Letter Agreement shall be resolved according to the provisions of the Agreement.  Each party hereby represents and warrants that (a) it has the respective power and authority to enter into and perform its respective obligations under this Letter Agreement and (b) the performance of its respective obligations under this Letter Agreement will not conflict with any of its existing obligations, agreements or understandings.

This Letter Agreement (a) may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, and (b) may not be amended, modified or supplemented without the prior written consent of each party hereto.

Each party agrees that this Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior understandings and agreements with respect thereto.

Please sign below to indicate your acceptance of, and agreement to be bound by, the foregoing terms and conditions.

Very truly yours,

ANDERSEN GROUP, INC.

By: _/s/ Oliver R. Grace, Jr.
       Name:  Oliver R. Grace, Jr.
       Title:  President

By: _/s/ Francis E. Baker
       Name: Francis E. Baker
       Title:  Secretary

ACCEPTED AND AGREED:

OAO COMCOR

By: _/s/ Aram Sarkisovich Grigoryan
      Name: Aram Sarkisovich Grigoryan
      Title: General Director

By:   /s/ Natalia Ivanova Vasilyeva
     Name: Natalia Ivanova Vasilyeva
     Title: Chief Accountant